Exhibit 10.23

LB PHARMACEUTICALS, INC.

May 6, 2025 (modified May 21, 2025)

Roger Sawhney

Via Email

Re:	Separation Agreement

Dear Roger:

This letter sets forth the substance of the separation agreement (the “Agreement”) which LB Pharmaceuticals Inc. (the “Company”) is offering to you to aid in your employment transition.

1. Separation Date. Your last day of work with the Company and your employment termination date will be May 7, 2025 (the “Separation Date”).

2. Accrued Salary. On the next regular payroll date following the Separation Date, the Company will pay you all accrued salary and all accrued and unused vacation earned through the Separation Date, subject to standard payroll deductions and withholdings. You acknowledge that you will receive these payments regardless of whether or not you execute this Agreement.

3. Severance Benefits. You are eligible for certain severance benefits pursuant to Section 3(c) of your Executive Employment Agreement with the Company dated June 12, 2024 (the “Employment Agreement”). If you return this fully signed and dated Agreement to the Company within the time frame specified below (but no earlier than the Separation Date), do not revoke it, and fully comply with your obligations under this Agreement and your Employment Agreement, then the Company will, in accordance with the Employment Agreement (collectively, the “Severance Preconditions”), provide you with the following severance benefits (the “Severance Benefits”):

(a) Severance. The Company will pay you, as severance, the equivalent of nine (9) months of your base salary in effect as of the Separation Date, subject to standard payroll deductions and withholdings (the “Severance”). The Severance will be paid in roughly equal installments over a nine (9)-month period on the Company’s regular payroll dates, beginning with the first such date to occur at least eight (8) days after the Effective Date (as defined below), provided you have signed and not revoked the Agreement by such date.

(b) COBRA Severance Benefit. If you are eligible for and timely and properly elect group health plan continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), the Company shall reimburse you for monthly COBRA premiums payable to continue coverage for you and your eligible dependents until the earliest of: (x) nine (9) months following the Separation Date; (y) the expiration of your eligibility for the continuation coverage under COBRA; and (z) the date when you become eligible for substantially equivalent health insurance coverage in connection with new employment. Such reimbursement shall be paid to you no later than the end of the month immediately following the month in which you timely remit each COBRA premium payment.

(c) Accelerated Vesting Benefit. As an additional Severance Benefit, the Company will accelerate the vesting of certain shares subject to your Option (as defined below) pursuant to Section 6 of this Agreement.

(d) Retention of Laptop Computer. As an additional Severance Benefit, the Company will permit you to retain the Company-issued laptop computer provided to you during your employment; provided, however, that you agree to reasonably cooperate with the Company to confirm all files stored on the computer are intact and all Company confidential information and trade secrets have been saved in a designated location or deleted as instructed by the CEO.

The Company is offering severance to you in reliance on Treasury Regulation Section 1.409A- 1(b)(9) and the short-term deferral exception in Treasury Regulation Section 1.409A-1(b)(4). Any payments made in reliance on Treasury Regulation Section 1.409A-1(b)(4) will be made not later than March 15 of the year following the year in which the Separation Date occurs. For purposes of Section 409A of the Internal Revenue Code of 1986, as amended (“Code Section 409A”), your right to receive any installment payments under this letter (whether severance payments, reimbursements or otherwise) shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder shall at all times be considered a separate and distinct payment. To the extent that any Severance Benefits are not otherwise exempt from the application of Code Section 409A, then, if the period during which you may consider and sign this Agreement spans two calendar years, the payment of severance will not be made or begin until the later calendar year.

4. Benefit Plans. If you are currently participating in the Company’s group health insurance plans, including medical, dental, and/or vision, plans, your participation as an employee will end on May 31, 2025. Thereafter, to the extent provided by the federal COBRA law or, if applicable, state insurance laws, and by the Company’s current group health insurance policies, you will be eligible to continue your group health insurance benefits at your own expense, with the potential for certain payments to be made by the Company as described in Section 3(b) above.

5. Unemployment Insurance. You may be eligible for unemployment insurance benefits after the Separation Date. You acknowledge that whether you receive unemployment compensation will be decided by the applicable agency that is charged with unemployment insurance matters in your state, and not by the Company. That agency can provide you with benefits and eligibility information regarding unemployment compensation.

6. Stock Option. You were granted an option to purchase certain shares of the Company’s common stock (the “Option”) pursuant to the Company’s 2023 Stock Incentive Plan (the “Plan”). In accordance with the terms of the Plan and your applicable Option agreement (together with the Plan, the “Option Documents”), vesting of your Option will cease as of Separation Date. As of the Separation Date, no shares subject to the Option have vested. Notwithstanding the foregoing, if you satisfy the Severance Preconditions and subject to approval by the Company’s Board of Directors, the Company will modify and accelerate the vesting of your Option such that 25% of the shares subject to the Option will be treated as vested and exercisable as of the Separation Date. Except as otherwise modified herein, all terms, conditions and limitations applicable to the Option remain in full force and effect pursuant to the Option Documents.

7. Other Compensation or Benefits. You acknowledge that, except as expressly provided in this Agreement, you will not receive any additional compensation, severance, commissions, bonuses or benefits after the Separation Date. You also acknowledge that the Company’s provision of the Severance Benefits set forth in Section 3 above fully satisfy any severance or other obligations under the Employment Agreement.

8. Expense Reimbursements. Within ten (10) days following the Separation Date, you agree to submit your final documented expense reimbursement statement reflecting all business expenses you incurred through the Separation Date, if any, for which you seek reimbursement. The Company will reimburse you for reasonable business expenses pursuant to its regular business practice.

9. Return of Company Property. Within three (3) days following the Separation Date, you agree to return to the Company all Company documents (and all copies thereof) and other Company property that you have had in your possession at any time, including, but not limited to, Company files, notes, drawings, records, business plans and forecasts, financial information, specifications, computer-recorded information, tangible property (including, but not limited to, computers), credit cards, entry cards, identification badges and keys; and, any materials of any kind that contain or embody any proprietary or confidential information of the Company (and all reproductions thereof); provided, however, you may be permitted to retain your Company-issued laptop computer after the Separation Date as described in Section 3(d) above. In addition, if you have used any personally owned computer, device, server, or e-mail system to receive, store, review, prepare or transmit any confidential or proprietary data, materials or information of the Company, then within three (3) days following the Separation Date (or earlier if requested by the Company), you must provide the Company with a computer-useable copy of such information and then permanently delete and expunge such confidential or proprietary information from those systems without retaining any reproductions (in whole or in part); and you agree to provide the Company access to your system, as requested, to verify that the necessary copying and deletion is done. Receipt of the Severance Benefits set forth in Section 3 above is conditioned upon your timely compliance with this section.

10. Proprietary Information and Post-Termination Obligations. Both during and after your employment you acknowledge your continuing obligations under your Confidentiality and Proprietary Rights Agreement (the “Confidential Information Agreement”) not to use or disclose any confidential or proprietary information of the Company and to refrain from certain other activities. A copy of your Confidential Information Agreement is attached hereto as Exhibit A. As you know, the Company will enforce its contract rights. Please familiarize yourself with the enclosed agreement which you signed. Confidential information that is also a “trade secret,” as defined by law, may be disclosed (A) if it is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, in the event that you file a lawsuit for retaliation by the Company for reporting a suspected violation of law, you may disclose the trade secret to your attorney and use the trade secret information in the court proceeding, if you: (A) file any document containing the trade secret under seal; and (B) do not disclose the trade secret, except pursuant to court order.

11. Confidentiality. The provisions of this Agreement will be held in strictest confidence by you and will not be publicized or disclosed in any manner whatsoever; provided, however, that: (a) you may disclose this Agreement to your immediate family; (b) you may disclose this Agreement in confidence to your attorney, accountant, auditor, tax preparer, and financial advisor; and (c) you may disclose this Agreement insofar as such disclosure may be required by law and you may disclose the underlying facts of any claim or potential claim you have for discrimination, retaliation or harassment. Notwithstanding the foregoing, nothing in this Agreement shall limit your right to voluntarily communicate with the Equal Employment Opportunity Commission, United States Department of Labor, the National Labor Relations Board, the Securities and Exchange Commission, other federal government agency, similar state or local agency, or an attorney you retain, or to discuss the terms and conditions of your employment with others to the extent expressly permitted by Section 7 of the National Labor Relations Act. You acknowledge and agree that you do not possess any claim or allegation, either asserted or otherwise, involving harassment or discrimination, that may be subject to or covered under N.Y. C.P.L.R. § 5003-B and the N.Y. General Obligations Law § 5-336.

12. Mutual Non-Disparagement. Consistent with Section 6 of the Employment Agreement, you shall not, during or after employment, make, directly or indirectly, any public or private statements, gestures, signs, signals or other verbal or nonverbal communications that belittle, disparage or otherwise express disapproval of the Company or any of its affiliates or their respective businesses, or any of their past or present officers, directors, employees, advisors, agents, policies, procedures, practices, decision-making, conduct, professionalism or compliance with standards, except as and to the extent required to comply with applicable federal or state law. As part of this Agreement, the Company also agrees not to disparage you in any manner likely to be harmful to you or your business or personal reputation, and the Company’s obligations under this Section are limited to the Company’s current officers and directors. Notwithstanding the foregoing, nothing in this Agreement shall limit your right to voluntarily communicate with the Equal Employment Opportunity Commission, the United States Department of Labor, the National Labor Relations Board, the Securities and Exchange Commission, other federal government agency or similar state or local agency or to discuss the terms and conditions of your employment with others to the extent expressly permitted by Section 7 of the National Labor Relations Act. In addition, nothing in this Section or this Agreement is intended to prohibit or restrain you in any manner from making disclosures protected under the whistleblower provisions of federal or state law or regulation or other applicable law or regulation. You acknowledge and agree that you do not possess any claim or allegation, either asserted or otherwise, involving harassment or discrimination, that may be subject to or covered under N.Y. C.P.L.R. § 5003-B and the N.Y. General Obligations Law § 5-336. Furthermore, you may disclose the underlying facts of any claim or potential claim you may have for discrimination, retaliation or harassment.

13. Cooperation after Termination. During the period in which you are receiving payments under this Agreement, you agree to cooperate fully with the Company in all matters relating to the transition of your work and responsibilities on behalf of the Company, including, but not limited to, any present, prior or subsequent relationships and the orderly transfer of any such work and institutional knowledge to such other persons as may be designated by the Company, by making yourself reasonably available during regular business hours.

14. Release.

(a) General Release of Claims. In exchange for the consideration provided to you under this Agreement to which you would not otherwise be entitled, you hereby generally and completely release the Company, and its affiliated, related, parent and subsidiary entities, and its and their current and former directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, insurers, affiliates, and assigns (the “Company Parties”) from any and all claims, liabilities, demands, causes of action, and obligations, both known and unknown, arising from or in any way related to events, acts, conduct, or omissions occurring at any time prior to and including the date you sign this Agreement.

(b) Scope of Release. This general release includes, but is not limited to: (i) all claims arising from or in any way related to your employment with the Company or the termination of that employment; (ii) all claims related to your compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership, equity, or profits interests in the Company; (iii) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (iv) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (v) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the Age Discrimination in Employment Act, as amended (“ADEA”), the New York State Human Rights Law, the New York Executive Law, the New York Civil Practice Law and Rules, the New York Judiciary Law, the New York Corrections Law, the New York Labor Law, the New York Civil Rights Law, the New York City Administrative Code, the New York City Human Rights Law, the New York Hours of Labor Law, the New York Wage Payment Law, the New York Minimum Wage Act, the New York Whistleblower Law, the New York Off-Duty Conduct Lawful Activities Discrimination Law, the New Jersey Law Against Discrimination, the New Jersey Equal Pay Act, the New Jersey Conscientious Employee Protection Act, the New Jersey Civil Rights Act, the New Jersey Family Leave Act, the New Jersey State Wage and Hour Law, and the New Jersey Wage Withholding Protection Law.

(c) ADEA Release. You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you have under the ADEA, and that the consideration given for the waiver and releases you have given in this Agreement is in addition to anything of value to which you were already entitled. You further acknowledge that you have been advised, as required by the ADEA, that: (i) your waiver and release does not apply to any rights or claims arising after the date you sign this Agreement; (ii) you should consult with an attorney prior to signing this Agreement (although you may choose voluntarily not to do so); (iii) you have forty- five (45) days to consider this Agreement (although you may choose voluntarily to sign it sooner); (iv) you have seven (7) days following the date you sign this Agreement to revoke this Agreement (in a written revocation sent to the Company); and (v) this Agreement will not be effective until the date upon which the revocation period has expired, which will be the eighth day after you sign this Agreement provided that you do not revoke it (the “Effective Date”). You further acknowledge that you have received (as Exhibit B hereto) the disclosure statement required under the ADEA which provides you with additional information regarding the group layoff of which you are a part (the “ADEA Disclosure Schedule”).

(d) Exceptions. Notwithstanding the foregoing, you are not releasing the Company hereby from: (i) any claims that may arise from events that occur after the date this waiver is execute; (ii) any existing obligation to indemnify you pursuant to the Articles and Bylaws of the Company, any valid fully executed indemnification agreement with the Company, applicable law, or applicable directors and officers liability insurance; (iii) any claims that cannot be waived by law, including, without limitation, any rights you may have under applicable workers’ compensation laws and your right, if applicable, to file or participate in an investigative proceeding of any federal, state, or local government agency; or (iv) any claims for breach of this Agreement.

15. Protected Rights. You understand that nothing in this Agreement has limited, currently limits, or shall limit your ability to file a charge or complaint with the Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Occupational Safety and Health Administration, the New York State Department of Labor, the Department of Justice, the Securities and Exchange Commission, or any other government agency, law enforcement agency, or commission (“Government Agencies”). You further understand this Agreement does not limit your ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. While this Agreement does not limit your right to receive a government-issued award for information provided to any Government Agency in connection with a government whistleblower program or protected whistleblower activity, you understand and agree that, to maximum extent permitted by law, you are otherwise waiving any and all rights you may have to individual relief based on any claims that you have released and any rights you have waived by signing this Agreement. Nothing in this Agreement has prevented, currently prevents, or shall prevent you from discussing or disclosing information about unlawful acts in the workplace, such as harassment, or discrimination or any other conduct that you have reason to believe is unlawful. Additionally, nothing in this Agreement waives any rights you may have under Section 7 of the National Labor Relations Act (subject to the release of claims set forth herein).

16. Your Acknowledgments and Affirmations. You acknowledge and agree that (i) the consideration given to you in exchange for the waiver and release in this Agreement is in addition to anything of value to which you were already entitled; and (ii) that you have been paid for all time worked, have received all the leave, leaves of absence and leave benefits and protections for which you are eligible, and have not suffered any on-the-job injury for which you have not already filed a claim. You affirm that all of the decisions of the Company Parties regarding your pay and benefits through the date of your execution of this Agreement were not discriminatory based on age, disability, race, color, sex, religion, national origin or any other classification protected by law. You affirm that you will not voluntarily (except in response to legal compulsion or as permitted in Section 15 above) assist any person in bringing or pursuing any proposed or pending litigation, arbitration, administrative claim or other formal proceeding against any of the Company Parties. You further affirm that you have no known workplace injuries or occupational diseases. You acknowledge and affirm that you have not been retaliated against for reporting any allegation of corporate fraud or other wrongdoing by any of the Company Parties, or for exercising any rights protected by law, including any rights protected by the Fair Labor Standards Act, the Family and Medical Leave Act, the New York Paid Family Leave Act, any related statute or local leave or disability accommodation laws, or any applicable state workers’ compensation law.

17. No Admission. This Agreement does not constitute an admission by the Company of any wrongful action or violation of any federal, state, or local statute, or common law rights, including those relating to the provisions of any law or statute concerning employment actions, or of any other possible or claimed violation of law or rights.

18. Breach. You agree that upon any breach of this Agreement you will forfeit all amounts paid or owing to you under this Agreement. Further, you acknowledge that it may be impossible to assess the damages caused by your violation of the terms of Sections 9, 10, 11, and 12 of this Agreement and further agree that any threatened or actual violation or breach of those Sections of this Agreement will constitute immediate and irreparable injury to the Company. You therefore agree that any such breach of this Agreement is a material breach of this Agreement, and, in addition to any and all other damages and remedies available to the Company upon your breach of this Agreement, the Company shall be entitled to an injunction to prevent you from violating or breaching this Agreement. You agree that if the Company is successful in whole or part in any legal or equitable action against you under this Agreement, you agree to pay all of the costs, including reasonable attorneys’ fees, incurred by the Company in enforcing the terms of this Agreement. You also affirm and agree that, consistent with Section 11(h) of the Employment Agreement, any and all disputes, claims, or causes of action arising from or relating to the enforcement, breach, performance, negotiation, execution or interpretation of this Agreement or your Employment Agreement, your employment with the Company, or the termination of such employment, including but not limited to all statutory claims, will be resolved pursuant to binding and confidential arbitration under the terms and conditions set forth in Section 11(h) of the Employment Agreement.

19. Miscellaneous. This Agreement, including Exhibits A and B, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to this subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified by the court so as to be rendered enforceable. This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of New York as applied to contracts made and to be performed entirely within New York.

If this Agreement is acceptable to you, please sign below and return it to me on or before the date that is forty-five (45) days after you receive this Agreement (but no earlier than the Separation Date). The Company’s severance offer contained herein will automatically expire if you do not sign and return the fully signed Agreement within this timeframe.

[SIGNATURES TO FOLLOW ON NEXT PAGE]

Sincerely,

LB PHARMACEUTICALS, INC.

By:	/s/ Heather Turner 5/22/2025
Heather Turner
Chief Executive Officer

I have read, understand and agree fully to the foregoing Agreement. I understand that this Agreement includes a release of all known and unknown claims, even those unknown claims that, if known by me, would affect my decision to accept this Agreement.

/s/ Roger Sawhney
Roger Sawhney

5/22/2025
Date

Exhibt A – Confidential Information Agreement

Exhibit B – ADEA Disclosure Schedule

Exhibit A

Confidentiality and Proprietary Rights Agreement

Exhibit B

ADEA Disclosure Schedule

The following chart was prepared as of May 6, 2025. It shows the employees by job title in the decisional unit whose employment will be terminated pursuant to the business reorganization announced on or about May 6, 2025 (the “Reorganization”) and the factors used to determine who was eligible for termination. Employees who will be terminated will be eligible for benefits based upon their execution of a waiver. These data are subject to change and may be affected by future employment decisions.

Those receiving this disclosure will have forty-five (45) days to review the terms and conditions of the severance package.

The employment of the following individuals employed by the Company (identified by job title and age) will be terminated in the Reorganization:

Job Title	Age

Chief Scientific Officer	55

Chief Financial Officer	55

Director of Clinical Data Management	42

Project Manager - Drug Development	30

Executive Assistant	27

Administrative Assistant	26

The employment of the following individuals employed by the Company (identified by job title and age) will not be terminated as part of the Reorganization.

Job Title	Age

Head of Clinical Operations	68

Clinical Budget Analyst	64

Senior Vice President of Technical Operations	57

Corporate Controller	56

Senior Vice President of Finance	54

Clinical Trial Associate	52

Chief Executive Officer	52

Chief Medical Officer	50

Executive Assistant	50

Chief Business Officer	48

Senior Director of Corporate Administration	48

Senior Director of Data Analysis	35

IT Manager	31

Senior Clinical Operations Manager	30

Senior Accountant	30

Project Manager - Clinical Operations	26

The factors used to determine eligibility for the Reorganization are:

1)	the Company’s assessment of its current and projected business and cost-reduction needs;

2)	plans for various of its business functions;

3)	ability for certain functions to be absorbed by others;

4)	non-essential, surplus and redundant positions and/or services;

5)	skillset and experience; and

6)	job performance.

Not all criteria were used to make every selection.